                    [Letterhead Camhy Karlinsky & Stein LLP
                           1740 Broadway, 16th Floor
                              New York, NY 10019]





OPINION RE: LEGALITY                                                 EXHIBIT 5.1


February  4, 1999


Board of Directors
Healthy Planet Products, Inc.
1700 Corporate Circle
Petaluma, CA 94956

                       Re: HEALTHY PLANET PRODUCTS, INC.

Gentlemen:

We have reviewed the Registration Statement to be filed by the Company with the Securities and Exchange Commission, (the 'Commission') on Form S-3 under the Securities Act of 1933, as amended (the 'Act') relating to the Rights Offering as filed with the Commission on December 31, 1998. Capitalized terms used herein without definition have the meanings given to them in the Registration Statement.

The Registration Statement has been filed for the purpose of registering the following securities of the Company under the Act:

(1) 4,627,406 Rights for distribution to the holders of the common stock and Series D Convertible Preferred Stock on the Rights Record Date; and

(2) 4,627,406 shares of common stock, $.01 par value, issuable by the Company upon exercise of subscriptions pursuant to the Rights.

In rendering the opinions hereafter, we have examined the Restated Articles of Incorporation, as amended, the By-laws, and, to the extent relevant for purposes of these opinions, minutes of meetings and written consents of the Boards of Directors and shareholders of the Company. We have also reviewed the Rights Agent Agreement, and accompanying exhibits, the Subscription Commitment Agreement, and the Warrant Agreement, and we have relied upon such other documents and instruments as we have deemed appropriate including, with respect to certain factual matters, the certificate of officers of the Company.

In conducting our examination, we have assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company and public officials. In addition, we have assumed, without investigation, the accuracy of representations and statements as to factual matters made by officers and employees of the Company and by public officials. In making our examination of documents and instruments, we have assumed, without investigation, that each party (other than the Company) to such documents and instruments has: (i) the power and capacity to enter into and perform all its obligations under such documents and instruments, (ii) duly authorized all requisite action with respect to such documents and instruments, and (iii) duly executed and delivered such documents and instruments.

In addition, the opinions hereinafter expressed are subject to the following qualifications:
(1) Our opinions in paragraph 1 below as to the good standing of the Company are based solely upon certificates from public officials.

(2) Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.


(3) We are members of the Bar of the State of New York. Our opinions below are limited to the effect of the laws of the State of New York, of the federal laws of the United States and, solely with respect to matters governed by the General Corporation Law of the State of Delaware, of the laws of the State of Delaware.

     Based upon and subject to the foregoing, we are of the opinion that:

          (1) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority required to carry on its business as it is currently being conducted and to own, lease and operate its properties.

          (2) The Company is duly qualified and is in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its business or its ownership or leasing of property requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, operations, properties or assets of the Company.

          (3) The Company has an authorized capitalization of 12,750,000 consisting of 12,000,000 shares of Common Stock, $.01 par value and 750,000 shares of Preferred Stock, $.10 par value.



          (4) The Rights have been duly authorized and when issued and distributed as described in the Registration Statement, will be validly issued and constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws generally affecting creditors' rights or remedies and general principles of equity.


          (5) The Shares have been duly authorized and when issued, sold and paid for upon the exercise if the Rights in accordance with the terms of the Right, will be validly issued and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption
"Legal Opinions" in the Prospectus forming a part of the Registration Statement.


                                      Very truly yours,


                                      /s/ Camhy Karlinsky & Stein
                                      -------------------------------
                                          Camhy Karlinsky & Stein LLP